Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AYRO, INC.

Adopted in accordance with the provisions

of Section 242 of the General Corporation

Law of the State of Delaware

AYRO, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officers, does hereby certify:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Amended and Restated Certificate of Incorporation (the “Charter”) to undertake a reverse stock split on a 1-for-10 basis with respect to the Corporation’s outstanding common stock, par value $0.0001 per share; (ii) declaring such amendment to be advisable; and (iii) directing that the appropriate officers of the Corporation solicit the approval of the Corporation’s stockholders for such amendment.

SECOND: That upon the effectiveness of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”), the Charter is hereby amended by revising Article FOURTH to include a new paragraph D as follows:

“D. Reverse Stock Split.

1. Effective at 6:05 PM, Eastern Time, on May 28, 2020 (the “Split Effective Time”), every 10 shares of Common Stock issued and outstanding as of the Split Effective Time were automatically, and without action on the part of the stockholders, converted and combined into one validly issued, fully paid and non-assessable share of Common Stock (the “2020 Reverse Split”). In the case of a holder of shares not evenly divisible by 10, such holder received an additional share of Common Stock in lieu of a fractional share of Common Stock. As of the Split Effective Time and thereafter, a certificate(s) representing shares of Common Stock prior to the 2020 Reverse Split is deemed to represent the number of post-2020 Reverse Split shares into which the pre-2020 Reverse Split shares were converted.”

THIRD: This Certificate of Amendment has been duly approved by the Board of Directors of the Corporation in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware.

FOURTH: Thereafter, this Certificate of Amendment was duly approved by the holders of the requisite number of shares of capital stock of the Corporation at a special meeting of the Corporation duly called and held, and upon notice duly given, in accordance with the applicable provisions of Sections 216 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This document becomes effective on May 28, 2020 at 6:05 PM, Eastern Time.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Joshua N. Silverman, Chairman of the Board of Directors, this 27th day of May 2020.

AYRO, INC.,

a Delaware corporation

By:	/s/ Joshua N. Silverman
Joshua N. Silverman
Chairman of the Board of Directors